As filed with the Securities and Exchange Commission on May 13, 2009 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________

SIRIUS XM RADIO INC.
(Exact name of Company as specified in its charter)
__________________

Delaware	52-170027
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1221 Avenue of the Americas, 36th Floor
New York, New York 10020
Telephone: (212) 584-5100
(Address including zip code, and telephone number, including area code, of principal executive offices)

AMENDED AND RESTATED SIRIUS SATELLITE RADIO 2003 LONG-TERM STOCK INCENTIVE PLAN
XM SATELLITE RADIO HOLDINGS INC. 2007 STOCK INCENTIVE PLAN
(Full titles of the plans)
__________________

Patrick L. Donnelly, Esq.
Executive Vice President, General Counsel and Secretary
Sirius XM Radio Inc.
1221 Avenue of the Americas, 36th Floor
New York, New York 10020
(Name and address of agent for service)

(212) 584-5100
(Telephone number, including area code, of agent for service)
__________________

With copies to:

John C. Ericson, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000
__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Proposed
		Maximum	Proposed
		Offering	Maximum
	Amount to be	Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered(2)	Share(3)	Price(3)	Registration Fee(3)
Common Stock, $0.001 par value
per share (1)	148,084,000 shares	$0.42	$62,195,280	$3,470.50

(1)

Includes, with respect to each share of common stock, an associated preferred stock purchase right (the “Rights”), giving the holder the right to purchase one one-millionth of a share of Series C Junior Preferred Stock for each share of common stock. The Rights are appurtenant to and trade with the common stock. No separate consideration is payable for the Rights. Therefore, the registration fee for the Rights is included in the fee for the common stock.

(2)

Covers 63,154,000 shares of common stock issuable under the XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan (the “2007 Plan”) and 84,930,000 shares of common stock issuable under the Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan (the “2003 Plan”), as well as an indeterminable number of shares of common stock issuable under the 2007 Plan and the 2003 Plan, as these amounts may be adjusted as a result of stock splits, stock dividends and antidilution provisions.

(3)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices for shares of the registrant’s common stock reported in the NASDAQ Global Select Market on May 11, 2009.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed by Sirius XM Radio Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

3.

The Company’s Current Reports on Form 8-K filed on January 5, 2009, January 14, 2009, February 17, 2009 (two Form 8-K filings), March 2, 2009, March 6, 2009, March 18, 2009, April 23, 2009 and April 29, 2009;

4.

The description of the Company’s common stock contained in its Registration Statement on Form 8-A pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report updating such description; and

5.

The description of the Company’s preferred stock purchase rights contained in its Registration Statement on Form 8-A filed on April 29, 2009 (SEC File No. 001-34295) pursuant to Section 12(b) of the Exchange Act, including any amendment or report updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interest of Named Experts and Counsel.

     Patrick L. Donnelly, Esq., whose legal opinion with respect to the securities registered hereunder is filed as Exhibit 5.1 hereto, is an employee of the Company and participates in the 2003 Plan and other benefit plans established by the Company.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the “DGCL”) permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person’s acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. The Company’s Amended and Restated Certificate of Incorporation provides that the Company, to the full extent permitted by law, shall indemnify any of its past and present directors, officers, employees or any person that is or was serving at the request of the Company as a director, officer or employee of another enterprise if they were or are a party to, or are threatened to be made a party to, any threatened, pending or complete action, suit or proceeding. The indemnification provided therein includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and may be paid by the Company in advance of the final disposition of such action, suit or proceeding. In addition, the Company’s Amended and Restated Certificate of Incorporation provide that the Company may, to the full extent permitted by law, indemnify any other person for any such expenses as to actions in their official capacity or actions in another capacity while holding such office.

     As permitted by Section 102(b)(7) of the DGCL, the Company’s Amended and Restated Certificate of Incorporation provides that no director shall be liable to the Company for monetary damages for breach of fiduciary duty as a director, except for liability:

(i)	for any breach of the director’s duty of loyalty to the Company or its stockholders;

(ii)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	for the unlawful payment of dividends on or redemption of the Company’s capital stock; or

(iv)	for any transaction from which the director derived an improper personal benefit.

     The Company has obtained policies insuring the Company and its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9. Undertakings.

(a)	The Company hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 13th day of May 2009.

SIRIUS XM RADIO INC.

By	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel
and Secretary

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick L. Donnelly his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates indicated by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Mel Karmazin	Chief Executive Officer (Principal Executive	May 13, 2009
Mel Karmazin	Officer) and Director

/s/ David J. Frear	Executive Vice President and Chief Financial	May 13, 2009
David J. Frear	Officer (Principal Financial Officer)

/s/ Thomas D. Barry	Senior Vice President and Controller	May 13, 2009
Thomas D. Barry	(Principal Accounting Officer)

/s/ Gary M. Parsons	Chairman of the Board of Directors	May 13, 2009
Gary M. Parsons

/s/ Joan L. Amble	Director	May 13, 2009
Joan L. Amble

Signature	Title	Date
/s/ Leon D. Black	Director	May 13, 2009
Leon D. Black

/s/ David J. A. Flowers	Director	May 13, 2009
David J. A. Flowers

/s/ Lawrence F. Gilberti	Director	May 13, 2009
Lawrence F. Gilberti

/s/ Eddy W. Hartenstein	Director	May 13, 2009
Eddy W. Hartenstein

/s/ James P. Holden	Director	May 13, 2009
James P. Holden

	Director	May 13, 2009
Chester A. Huber, Jr.

/s/ Gregory B. Maffei	Director	May 13, 2009
Gregory B. Maffei

/s/ John C. Malone	Director	May 13, 2009
John C. Malone

/s/ John W. Mendel	Director	May 13, 2009
John W. Mendel

/s/ James F. Mooney	Director	May 13, 2009
James F. Mooney

/s/ Jack Shaw	Director	May 13, 2009
Jack Shaw

	Director	May 13, 2009
Jeff D. Zients

INDEX OF EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002).

4.2

Certificate of Amendment of the Amended and Restated Certificate of Incorporation, dated July 28, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated August 1, 2008).

4.3

Certificate of Amendment of the Amended and Restated Certificate of Incorporation dated December 18, 2008 (incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-3 dated December 30, 2008).

4.4	Amended and Restated By-laws (incorporated herein by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2001).

4.5	Certificate of Amendment of the Amended and Restated Bylaws, dated July 28, 2008 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K dated August 1, 2008).

4.6	Form of certificate for shares of Common Stock (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 filed February 2, 1994 (File No. 33-74782)).

4.7

Rights Agreement, dated as of April 29, 2009, between the Company and The Bank of New York Mellon, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 29, 2009).

4.8

Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q for the period ended on June 30, 2004).

4.9

XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to XM Satellite Radio Holdings Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2007).

5.1	Opinion of Patrick L. Donnelly, Esq., Executive Vice President, General Counsel and Secretary of the Company.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Independent Registered Public Accounting Firm.*

23.3	Consent of Patrick L. Donnelly (filed as part of Exhibit 5.1).*

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement).

* Filed herewith.